                                                                    EXHIBIT 99.6

                            COTELLIGENT GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

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
                                                                   NINE MONTHS
                                        YEAR ENDED MARCH 31,          ENDED
                                     ----------------------------  DECEMBER 31,
                                      1995     1996       1997         1997
                                     -------  -------  ----------  ------------
Revenues............................ $44,600  $66,433  $  165,417   $  175,981
Cost of services....................  30,003   45,814     116,844      124,156
                                     -------  -------  ----------   ----------
  Gross profit......................  14,597   20,619      48,573       51,825
Selling, general and administrative
 expenses ..........................  13,848   17,867      39,167       41,593
Non-recurring transaction costs.....      --       --       1,969          855
                                     -------  -------  ----------   ----------
  Operating income..................     749    2,752       7,437        9,377
Other income (expense):
  Interest expense..................    (134)    (340)       (571)        (370)
  Interest income...................      23       80         356           38
  Other.............................      16      368         230          (16)
                                     -------  -------  ----------   ----------
    Total other income (expense)....     (95)     108          15         (348)
                                     -------  -------  ----------   ----------
Income before provision for income
 taxes..............................     654    2,860       7,452        9,029
Provision for income taxes..........     115      248       3,742        5,327
                                     -------  -------  ----------   ----------
Net income.......................... $   539  $ 2,612  $    3,710   $    3,702
                                     =======  =======  ==========   ==========
Earnings per share-basic and dilut-
 ed.................................                   $     0.33   $     0.32
                                                       ==========   ==========
Weighted average shares outstanding
  Basic.............................                   11,328,518   11,399,141
                                                       ==========   ==========
  Diluted...........................                   11,402,513   11,503,578
                                                       ==========   ==========
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